EXHIBIT 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in this Registration Statement pertaining to the BladeLogic, Inc. Third Amended and Restated 2001 Stock Option and Grant Plan and the BladeLogic, Inc. 2007 Stock Option and Incentive Plan of our reports dated May 30, 2007, with respect to the consolidated financial statements of BMC Software, Inc. included in its Annual Report (Form 10-K) for the year ended March 31, 2007, BMC Software, Inc. management’s assessment of the effectiveness of internal control over financial reporting, and the effectiveness of internal control over financial reporting of BMC Software, Inc., filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Houston, Texas
April 30, 2008